Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Post-effective Amendment No. 2 to this Registration Statement No. 333-171233 on Form S-1 of our report dated March 16, 2012 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (the Company), a development stage company, as of and for the year ended December 31, 2011 and for the period from inception (August 17, 2001) to December 31, 2011. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 27, 2012